Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of ION Geophysical Corporation and to the incorporation by reference therein of our reports dated February 27, 2008, with respect to the consolidated financial statements and schedule of ION Geophysical Corporation and subsidiaries, and the effectiveness of internal control over financial reporting of ION Geophysical Corporation included in its Annual Report (Form 10-K), as amended by Form 10-K/A, for the year ended December 31, 2007, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Houston, Texas
December 16, 2008